Credit Suisse Mid-Cap Growth Fund
Securities Purchases during an Underwriting involving
Credit Suisse Aset Management, LLC subject to Rule 10f-3 under the Investment Company Act of 1940.

For the period ended October 31, 2005


Portfolio:			Credit Suisse Mid-Cap Growth Fund


Security:			Chesapeake Energy


Date Purchased:			9/8/2005


Price Per Share:		$100.00


Shares Purchased
by the Portfolio *:		4,500


Total Principal Purchased
by the Portfolio *:		$450,000.00


% of Offering Purchased
by the Portfolio:		.15%


Broker:				Merrill Lynch


Member:				Joint Lead Manager


Portfolio:			Credit Suisse Mid-Cap Growth Fund


Security:			CBOT Holdings Inc.-CL.


Date Purchased:			10/18/2005


Price Per Share:		$54.00


Shares Purchased
by the Portfolio *:		1,900


Total Principal Purchased
by the Portfolio *:		$102,600.00


% of Offering Purchased
by the Portfolio:		.06%


Broker:				JP MOrgan Syndicat


Member:				Lead Manager